EX. 99.B10(b)


                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration No. 33-37972 of MFS Series Trust VIII, of our report dated December 9, 1999, appearing in the annual report to shareholders for the year ended October 31, 1999, of MFS Global Growth Fund, a series of MFS Series Trust VIII, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Deloitte & Touche LLP


Boston, Massachusetts
February 21, 2000